PRELIMINARY OFFERING CIRCULAR DATED OCTOBER 17, 2022

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Nightfood Holdings, Inc.

520 White Plains Road, Suite 500

Tarrytown, New York 10591

(888) 888-6444; https://ir.nightfood.com/

OFFERING SUMMARY

Offering up to 5,000,000 Units

Each Unit consisting of 4 shares of Common Stock, par value $0.001 and

4 Common Stock Purchase Warrants, each exercisable into one share of common stock at a price equal to
125% of the final offering price per share in this Offering,

Minimum Investment: $900.00

SEE “SECURITIES BEING OFFERED” AT PAGE 41

	Price to Public (1)		Underwriting Discount and Commissions(2)	Proceeds to Issuer	Proceeds to Other Persons
Per Share/Unit	$0.50-$1.50		$0.09	$0.41-$1.41	$0.00
Total Maximum	$7,500,000	(3)	$450,000	$7,050,000	$0.00

(1)	Investors who purchase less than $1,250 of Units shall in addition be required to pay a $30.00 surcharge to cover transfer agent fees to issue the shares of common stock underlying the Units.
(2)	The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to act as the broker-dealer of record in connection with this offering, but not for underwriting or placement agent services. This includes a 1% commission, but it does not include the one-time set-up and consulting fees in the aggregate amount of $25,000, payable by the Company to Dalmore. The Company has also engaged Spencer Clarke LLC as a placement agent to offer the 5,000,000 Units to prospective investors. See “Plan of Distribution” for details.
(3)	The total maximum price to the public and proceeds to issuer assumes that the Units are sold at $1.50 per Unit. Except where otherwise expressly stated herein (e.g., see “Dilution” at Page 13), this offering circular assumes each Unit will be sold at $1.50 per Unit.

Nightfood Holdings, Inc. (which we refer to as “we,” “us,” “our” or the “Company”) is offering (this “Offering”) up to 5,000,000 units, each unit consisting of 4 shares of common stock and 4 common stock purchase warrants (“Unit”), being offered at a price range to be determined after qualification pursuant to Rule 253(b). We have provided a bona fide estimate of $0.50 - $1.50 per Unit. This Offering will terminate at the earlier of: (1) the date at which the Maximum Offering Amount has been sold, (2) one year from the qualification of this circular or _______, 2023, or (3) the date at which the Offering is earlier terminated by the Company at its sole discretion. The Offering is being conducted on a best-efforts basis with the targeted maximum offering amount of $7,500,000 (the “Maximum Offering Amount”). There is no minimum offering amount in this Offering, subject to investor minimums of $900.00. The Company may undertake one or more closings on a rolling basis, and the proceeds of this Offering will not be placed into an escrow account. After each closing, funds tendered by investors will be made available to the Company assuming the Company has accepted the investors’ subscription for the shares. After the initial closing of this Offering, we expect to hold closings on at least a monthly basis.

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 5 before deciding to invest.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

Sale of these securities will commence on approximately [*], 2022.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

The date of this offering circular is [*], 2022

EXPLANATORY NOTE

The purpose of this Amendment No. 2 to the Form 1-A and accompanying Offering Circular is to file Exhibit 11.3, and Exhibit 12.1 included herewith, and remove the reference to Exhibit 13.1, as the Company will not be engaging in any Test the Waters activities. Accordingly, the Company has not made any changes to the Offering Circular other than with respect to such exhibits and accordingly only Exhibit 11.3 and 12.1 are included herein.

PART III - EXHIBITS

Exhibit	Description
2.1	Certificate of Incorporation (1)
2.2	Articles of Amendment (2)
2.3	By-Laws (1)
2.4	Certificate of Designation – Series A Preferred Stock (3)
2.5	Certificate of Designation – Series B Preferred Stock (4)
3.1	Form of Warrant (4)
3.2	Form of 8% Original Issue Discount Senior Secured Promissory Notes (5)
3.3	Form of Common Stock Purchase Warrant (5)
3.4*	Form of Common Stock Purchase Warrant Agreement that comprises a part of the Units
3.5	Common Stock Purchase Warrant dated September 23, 2022 (9)
3.6	Common Stock Purchase Warrant, Returnable, dated September 23, 2022 (9)
4.1*	Form of the Subscription Agreement for the Offering
6.1	Lease Receipt and terms and conditions (6)
6.2	Form of Subscription Agreement (4)
6.3	Settlement and Exchange Agreement between the Registration and Eagle (4)
6.4	Letter of Engagement between the Registrant and Spencer Clarke (4)
6.5	Consulting Agreement with Sean Folkson (7)
6.6	Agreement For Shareholder Lock-Up And Acquisition Of Warrants with Sean Folkson (8)
6.7	Form of Securities Purchase Agreement (5)
6.8	Form of Security Agreement (5)
6.9	Form of Pledge Agreement (5)
6.10	Form of Registration Rights Agreement (5)
6.11	Form of Guarantee (5)
6.12*	Broker-Dealer Agreement with Dalmore, LLC
6.13*	Amendment to Letter of Engagement between the Registrant and Spencer Clarke
6.14	Securities Purchase Agreement dated September 23, 2022 (9)
6.15	Promissory Note dated September 23, 2022 (9)
6.16	Most Favored Nation Amendment dated September 23, 2022 (9)
6.17	Subordination Agreement dated September 22, 2022 (9)
6.18	Finder’s Fee Agreement with JH Darbie & Co., dated as of August 22, 2022 (9)
6.19	Securities Purchase Agreement dated September 23, 2022 (9)
11.1*	Consent of RBSM LLP
11.2*	Consent of Gries & Associates, LLC
11.3**	Consent of Ruskin Moscou Faltischek PC (included in Exhibit 12.1)
12.1**	Opinion of Ruskin Moscou Faltischek PC

*	Previously filed.

**	Filed herewith.

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Registration Number: 333-193347)
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed September 20, 2017
(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed July 17, 2018
(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed April 23, 2021
(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed December 16, 2021
(6)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for Fiscal Year ended June 30, 2017
(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed December 28, 2021
(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed January 20, 2022
(9)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed September 28, 2022

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tarrytown, New York, on October 17, 2022.

Nightfood Holdings, Inc.

By:	/s/ Sean Folkson
Name:	Sean Folkson
Title:	President and Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Sean Folkson	October 17, 2022
Sean Folkson
President, Chief Executive Officer, Director
(principal executive, financial and accounting officer)

/s/ Nisa Amoils	October 17, 2022
Nisa Amoils
Director

/s/ Dr. Thanuja Hamilton	October 17, 2022
Thanuja Hamilton
Director

/s/ Tom Morse	October 17, 2022
Tom Morse
Director

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